34926
                                  SUB-ITEM 77Q1


The investment advisory agreement for each of the MFS Massachusetts High Income Tax Fund and MFS New York High Income Tax Fund (each, a "Fund"), each a series of MFS Municipal Series Trust (the "Trust"),dated July 30, 1999, between the Trust on behalf of each Fund and Massachusetts Financial Services Company, are contained in the Trust's Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A (File Nos. 2-92915 and 811-4096), as filed with the Securities and Exchange Commission via EDGAR on May 14, 1999. Such documents are incorporated herein by reference.

The Amended and Restated Declaration of Trust of the Trust, dated April 29, 1999is contained in the Trust's Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A (File Nos. 2-92915 and 811-4096), as filed with the Securities and Exchange Commission via EDGAR on May 14, 1999. Such document is incorporated herein by reference.